Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

March 23, 2026

ING Groep N.V.,

  Bijlmerdreef 106,

    1102 CT Amsterdam,

      The Netherlands.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,500,000,000 4.803% Callable Fixed-to-Floating Rate Senior Notes due 2032 and $1,500,000,000 5.420% Callable Fixed-to-Floating Rate Senior Notes due 2037. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement dated March 16, 2026 (the “Prospectus Supplement”) to the Prospectus dated April 24, 2025, included in the Registration Statement on Form F-3 filed on April 24, 2025 (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the reference to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP